Exhibit 99.1

21Shares Enhances Ethereum ETF (TETH) with Staking Feature and One-Year Fee Waiver

NEW YORK, October 8, 2025 – 21Shares US LLC (“21Shares”), an affiliate of 21Shares AG, one of the world’s largest issuers of crypto exchange traded products, today announced enhancements to the 21Shares Ethereum ETF (TETH), featuring the introduction of staking and a 12-month waiver of the sponsor fee.

Through staking, the Trust will participate in Ethereum’s network validation process, enabling investors to benefit from the yield-generating potential of the protocol. The Fund will continue to track the performance of ether, the leading general-purpose blockchain, as measured by the performance of the CME CF Ether-Dollar Reference Rate adjusted for the Trust’s expenses and other liabilities, and to reflect rewards from staking a portion of the Trust’s ether.

With a total expense ratio (TER) of 0.21% – fully waived for 12 months starting from October 9 – TETH continues to offer investors transparent exposure to Ethereum (ETH), the world’s second-largest crypto asset and the foundation of decentralized finance, smart contracts, and Web3 innovation.

“Adding staking to TETH represents the natural evolution of Ethereum investment products in the U.S. market,” said Federico Brokate, Head of U.S. Business at 21Shares. “We’re not only offering cost efficiency through the fee waiver but also unlocking an additional layer of network yield for investors. This update reinforces our goal to deliver institutional-grade crypto products that evolve alongside the technology itself.”

21Shares, which manages over $12 billion in assets globally and has a presence across major exchanges in Europe and the U.S., also offers the ARK 21Shares Bitcoin ETF (ARKB). Launched in January 2024, ARKB has quickly established itself as one of the leading spot Bitcoin ETFs in the United States and now currently has over $5.5bn in assets under management (AUM).

The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulations and protections as 1940 Act ETFs and mutual funds. Please scroll down for additional disclosures. TETH is not suitable for all investors. An investment in TETH is subject to a high degree of risk, has the potential for significant volatility, and could result in significant or complete loss of investment. TETH is not suitable for an investor that cannot afford the loss of the entire investment. An investment in the Trust is not a direct investment in ether.

About 21Shares

21Shares AG, an affiliate of 21Shares US LLC, is one of the world’s leading cryptocurrency exchange traded product providers and offers the largest suite of crypto ETPs in the market. The company was founded to make cryptocurrency more accessible to investors, and to bridge the gap between traditional finance and decentralized finance. 21Shares listed the world’s first physically-backed crypto ETP in 2018, building a seven-year track record of creating crypto exchange-traded funds that are listed on some of the biggest, most liquid securities exchanges globally. Backed by a specialised research team, proprietary technology, and deep capital markets expertise, 21Shares delivers innovative, simple and cost-efficient investment solutions.

21Shares is a member of 21.co, a global leader in decentralized finance. For more information, please visit www.21Shares.com.

Media Contact

Audrey Belloff: audrey.belloff@21shares.com

Alethea Jadick: ajadick@sloanepr.com

Important Information

The information provided does not constitute a prospectus or other offering material and does not contain or constitute an offer to sell or a solicitation of any offer to buy securities or financial instruments in any jurisdiction, including the United States. Some of the information published herein may contain forward-looking statements and readers are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and actual results may differ. Additionally, there is no guarantee as to the accuracy, completeness, timeliness, or availability of the information provided and 21.co and its affiliated entities are not responsible for any errors or omissions. The information contained herein may not be considered as economic, legal, tax, or other advice and viewers are cautioned not to base investment or any other decisions on the content hereof. Investments in crypto-related securities involve significant risk, including volatility and regulatory uncertainty. There is no guarantee that the Funds will be approved by the SEC or made available to investors.

Ether is subject to unique and substantial risks, including significant price volatility and lack of liquidity, and theft. The value of an investment in the Trust could decline significantly and without warning, including to zero. Ether is subject to rapid price swings, including as a result of actions and statements by influencers and the media, changes in the supply of and demand for ether, and other factors. There is no assurance that ether will maintain its value over the long-term.

The Trust may participate in staking a portion of its Ethereum (ETH) holdings in order to generate additional rewards. Staking involves committing assets to support the operations of the Ethereum blockchain and, in return, may provide rewards to the Trust. While staking can potentially enhance returns, it also introduces additional risks, including operational, technological, regulatory, and counterparty risks.

The Trust is not actively managed and will not take any actions to take advantage, or mitigate the impacts, of volatility in the price of ether. An investment in the Trust is not a direct investment in ether. Investors will also forgo certain rights conferred by owning ether directly. Shares of the Trust are generally bought and sold at market price (not NAV) and are not individually redeemed from the Trust. Only Authorized Participants may trade directly with the Trust and only large blocks of Shares called "creation units." Your brokerage commissions will reduce returns.

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